March 25, 2003

We Are Making a Special Request For Your Support in Opposing A Stockholder Proposal

Norfolk Southern Corporation is making a special request this year to ask for the support of our institutional owners in voting "AGAINST" a stockholder proposal. Under applicable SEC rules, the proposal will be voted upon at our annual meeting being held on May 8, 2003.

The proposal is framed as a conventional board declassification proposal. But Norfolk Southern does not have a conventional classified board. Under our governance structure, our classified board has many positive elements -- but has eliminated the aspect of a classified board that many stockholders have found objectionable.

1. There is No Need to Declassify the Board of Directors. Norfolk Southern has a classified board and the primary criticism of classified boards is that stockholders cannot replace a majority (or all) of the directors at a single stockholders' meeting. However, under Norfolk Southern's charter documents, stockholders have the ability to remove any or all of Norfolk Southern's directors without cause by a majority vote of Norfolk Southern's shares at a stockholders' meeting. We recognize that this is an unusual feature, but it is one which we believe serves the interests of our stockholders and obviates the need to declassify the Board of Directors.

2. Experience and Continuity. The benefit of the increased experience and continuity in office of directors serving on a classified board is widely recognized. A three-year term affords our directors with sufficient time to develop an intimate understanding of the corporation's business, its long-term strategy and its complex regulatory environment.

3. Longer-Term Focus. We also believe that being elected for a three-year term provides directors with a longer-term focus than is the case for directors who stand for election annually. This longer-term focus increases the stability of corporate leadership and strategy.

4. Enhanced Independence. Three-year terms can also help insulate directors from the pressures of stockholder factions that may be seeking to pursue an agenda that does not work for the greater interests of all stockholders.

In summary, we believe that Norfolk Southern's board structure provides all of the benefits of classification without the detriments. The unique feature of Norfolk Southern's classified board - that is, the ability of stockholders to change the entire board membership at a single meeting - merits special attention and should remove this stockholder proposal from more traditional voting patterns. Norfolk Southern Corporation's Board of Directors carefully considered this proposal and unanimously concluded to recommend that stockholders vote "AGAINST" it. Approximately 63% of S&P 500 companies had classified boards in 2001 and this percentage has remained essentially constant since 1994 (Investor Responsibility Research Center).

We urge you to vote "AGAINST" this proposal (item 3) on your proxy card or voting instruction form.

If you have any questions or need assistance voting your shares, please call Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, at 757-629-2680, or Norfolk Southern's proxy solicitor, Innisfree M&A, Inc., toll-free at (877) 687-1871 (institutions, banks and brokers, please call collect at (212) 750-5834).

Norfolk Southern's Board of Directors and management thank you for your consideration and support.